SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 15

          Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                             Commission File Number 1-14098

                              Cal Fed Bancorp Inc.
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            (Exact name of registrant as specified in its charter)

                            5700 Wilshire Boulevard
                         Los Angeles, California 90036
                                 (213) 932-4200
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              (Address, including zip code, and telephone number,
          including area code of registrant's principal executive offices)

                    Common Stock, par value $1.00 per share
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             (Title of each class of securities covered by this form)

                                     None
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                (Title of all other classes of securities for which a
             duty to file reports under Section 13(a) or 15(d) remains)

               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]      Rule 12h-3(b)(1)(i)         [ ]

          Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(1)(ii)        [ ]

          Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(i)         [ ]

          Rule 12g-4(a)(2)(ii)    [ ]      Rule 12h-3(b)(2)(ii)        [ ]

                                           Rule 15d-6                  [ ]


         Approximate number of holders of record as of certification or notice date:

         None


         Pursuant to the requirements of the Securities Exchange Act of 1934, California Federal Bank, A Federal Savings Bank as successor issuer to Cal Fed Bancorp Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         Date:  January 9, 1997        By:  /s/ Eric K. Kawamura
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                                           Eric K. Kawamura
                                           Senior Vice President